Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Heather A. Rollo

702.263.2583

PROGRESSIVE GAMING INTERNATIONAL REPORTS OPERATING RESULTS FOR SECOND

QUARTER OF FISCAL 2006

LAS VEGAS – August 7, 2006 - Progressive Gaming International Corporation (NASDAQ: PGIC) (“the Company”), a leading provider of diversified technology and content products and services used in the gaming industry worldwide, announced today that it reported a net loss of $14.4 million, or $0.42 per share, for the quarter ended June 30, 2006, including charges of $4.4 million or $0.13 per share, related to severance, relocation and provisions for certain legal and tax matters, and stock compensation expense resulting from the adoption of FAS 123R of $1.2 million, or $0.04 per share.

Revenues in the second quarter of 2006 were $15.3 million, representing a decline of $3.3 million over the second quarter of 2005 due primarily to lower licensing revenues and slot and table revenues. In June 2006, the Company executed a $2.0 million license transaction for its sports wagering systems that will not be recognized as revenues until payment is received later in the year.

System revenues increased from the second quarter of 2005 due to new installations of CasinoLink® in international jurisdictions and increased demand for progressive jackpot and mystery systems products. Although systems revenues have shown solid growth patterns, the Company has recorded only modest revenues related to its new CasinoLink® Jackpot System (CJS ) Intelligent Table System™ (ITS) and central-server based gaming products in the first half of 2006 due mainly to timing issues relating to regulatory approvals. Scheduled installations of these products in the second half of the year is expected to drive more growth in system revenues in late 2006 and beyond.

Slot and table game revenues decreased to $3.8 million in the three months ended June 30, 2006 from $8.1 million in the three months ended June 30, 2005 due primarily to a lower installed base of slot games and lower daily table games fees. Sequentially, slot and table revenues have begun to show positive trends. Slot and table revenues increased approximately 13% from the quarter ended March 31, 2006 due to an increase in the installed base of Texas Hold’Em Bonus™ poker / World Series of Poker®. Table revenues are expected to continue to increase with new installations and with the release of the progressive version of this game in U.S. jurisdictions in late 2006.

Gross margins declined in the second quarter of 2006 due primarily to obsolete inventory charges of approximately $0.9 million resulting from the European Union’s adoption of the Restriction of Hazardous Substances in electronic equipment (RoHS) initiative on July 1, 2006 and charges resulting from slot machine parts deemed no longer saleable. Gross margins were also negatively impacted by higher hardware sales in the second quarter of 2006 than the second quarter of 2005.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were ($10.1) million in the second quarter of 2006. EBITDA in the second quarter of 2006 includes $1.2 million of stock compensation expense and charges of $4.4 million; including: $0.9 million of inventory reserves reflected in the gross margin and

$3.5 million of charges for severance, relocation and provisions for certain legal and tax matters reflected in Selling, General and Administrative expenses. EBITDA in the second quarter of 2005 was $5.6 million.

The net loss for the first six months of 2006 was $23.2 million, including charges of $6.4 million for severance, relocation, legal, audit, tax and inventory reserves and $3.9 million for stock compensation expense. This compares to a net income of $2.8 million or $0.11 per share for the same period in 2005.

Revenues for the six months ended June 30, 2006 were $32.2 million compared to $37.0 million in the same period in 2005. Systems revenues increased approximately $6.1 million for the six months ended June 30, 2006 compared to the same period in 2005. However, this improvement was offset by declines in the slot and tables revenues of approximately $10.9 million.

EBITDA was approximately ($15.2) million for the six months ended June 30, 2006. EBITDA includes charges of $6.4 million related to severance, relocation, legal, audit, tax and inventory reserves and stock compensation expense of $3.9 million for the first six months of 2006.

President and Chief Executive Officer Russel McMeekin stated: “As anticipated, revenues from our strategic initiatives are beginning to ramp up now that we have entered the second half of the calendar year. We are not only signing customer contracts but are undergoing significant customer installation activities. These planned installations are expected to drive new incremental revenues with compelling recurring revenue components. Our strategic initiatives remain on track. On the Table Management front, we have contracts and planned installations of over 1,000 table games for major operators in late 2006 with a pipeline to continue this momentum into 2007. Our wireless version of Rapid Bet Live is expected to be approved prior to the upcoming NFL football season and have planned installations for over 120 terminals. On the CJS front, customer response on installations has been excellent with many of the casinos experiencing revenue growth of up to 3 times on slot games pre-CJS installation levels. We anticipate over 3,000 new installations of CJS prior to the end of the year and have identified Boyd Gaming’s Sam’s Town Hotel, Gambling Hall and Bowling Center, Joker’s Wild Casino and the Eldorado Casino as our Nevada beta trial sites to begin in the fourth quarter of 2006. Lastly, our CasinoLink® and Texas Hold’Em Bonus™ poker / World Series of Poker® table game products are expected to continue to produce strong results in the second half of 2006.”

McMeekin continued: “An important component to our growth is our ability to establish the right business partners and customers. During the second quarter, we announced a strategic partnership with Cantor Gaming, a subsidiary of Cantor Fitzgerald, for mobile gaming. We also established a master purchase agreement for CJS with a large casino operator. With the addition of these exciting partnerships, we now have world class partners and customers tied to each of these strategic growth initiatives.”

Financial Outlook

Chief Financial Officer Heather A. Rollo stated: “We now have better visibility regarding our revenues and have established a clearer customer backlog and planned installation schedule. These activities are expected to translate into increased revenues beginning in September 2006 and continuing into 2007. As a result of the anticipated increase in product revenues, we plan to not rely on licensing revenues beginning in the fourth quarter of 2006. We will continue to pursue license transactions in the future, as these transactions provide high-margin, cash flows for the Company; however, we expect these revenues to become an increasingly smaller portion of our revenues.”

Rollo continued: “As expected, we completed the second stage of our credit facility on August 4, 2006. We believe we now have the flexibility to execute on all of our current business strategies. The $22.5 million revolver will replace the existing $10 million bridge loan and be available for investments in our business and general working capital purposes.”

All financial information discussed above is presented excluding the results of the interior sign division which was sold in May 2005.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States.

A conference call to discuss the Company’s operating results mentioned above will be hosted by management on August 8, 2006 at 11:00 AM ET, 8:00 AM PT. Interested parties may participate via teleconference by dialing 800-510-9691, passcode 12071430. International parties may participate by dialing 617-614-3453, passcode 12071430. The teleconference will be webcast on the Company’s website at www.progressivegaming.net. A replay of the teleconference can be accessed for 30 days by dialing 888-286-8010, passcode 78239321, and international parties by dialing 617-801-6888, passcode 78239321, or on the Company’s website at www.progressivegaming.net. The Company’s website will also include any additional material, historical financial or statistical information discussed in the conference call and not included in the release announcing the Company’s operating results (as well as any non-GAAP financial measures as defined by the SEC), if applicable, and a copy of the Company’s investor presentation.

About Progressive Gaming International

Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry worldwide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.

The Company is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net.

TableLink, CasinoLink and Texas Hold ‘Em Bonus are trademarks of Progressive Gaming International Corporation. ©2005 Progressive Gaming International Corporation. All Rights Reserved

# # #

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding the expected timing for recognition of revenue from the license of the Company’s sports wagering systems in June 2006, anticipated installations of CasinoLink® Jackpot System (CJS ), Intelligent Table System™ (ITS) and central-server based gaming products for the second half of 2006 and for 2007 and related expectations regarding revenue growth, expectations for increases in table revenues, anticipated regulatory approval and planned installations of the wireless version of Rapid Bet Live, anticipated demand for and performance of the Texas Hold ‘Em Bonus Poker™ table game and expectations for decreased reliance on licensing revenues. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that revenue from the license of the Company’s sports wagering systems may not be recognized when expected, risks related to delays in the introduction and customer acceptance of new products, the risk that the Company’s central server-based gaming and Intelligent Table System products may not be rolled out when expected, or at all, the risk that the wireless version of Rapid Bet Live may not receive regulatory approval when expected, or at all, risks related to the integration of VirtGame’s and EndX’s technology with the Company’s products, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share amounts)	Three Months Ended June 30 (unaudited)		Six Months Ended June 30 (unaudited)
	2006	2005	2006	2005
Revenues:
Slot and table games	$3,827	$8,115	$7,219	$18,093
Interior signage	—	736	—	5,252
Systems	11,427	10,440	24,962	18,854

Total revenues	15,254	19,291	32,181	42,199

Cost of revenues:
Slot and table games	3,592	2,575	6,761	6,015
Interior signage	—	1,013	—	3,832
Systems	6,171	4,129	10,365	8,211

Total cost of revenues	9,763	7,717	17,126	18,058

Gross profit	5,491	11,574	15,055	24,141
Selling, general and administrative expense	12,381	7,066	23,855	13,057
Research and development	3,246	1,968	6,449	3,735
Depreciation and amortization	2,252	905	4,455	2,453
Net gain on disposition of non-core assets	—	(2,536)	—	(2,536)

	17,879	7,403	34,759	16,709

Operating income (loss)	(12,388)	4,171	(19,704)	7,432
Interest expense	(1,971)	(2,284)	(3,504)	(4,588)

Income (loss) before income tax provision	(14,359)	1,887	(23,208)	2,844
Income tax provision	—	—	—	—

Net income (loss)	$(14,359)	$1,887	$(23,208)	$2,844

Weighted average common shares:
Basic	34,439	23,287	34,413	22,926

Diluted	34,439	25,988	34,413	25,668

Earnings (loss) per share:
Basic	$(0.42)	$0.08	$(0.67)	$0.12

Diluted	$(0.42)	$0.07	$(0.67)	$0.11

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share amounts)	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,916	$14,081
Accounts receivable, net	9,650	12,919
Current portion of contract sales receivable, net	9,937	13,170
Inventories, net	9,285	10,534
Prepaid expenses	4,744	3,582

Total current assets	40,532	54,286
Contract sales and notes receivable, net	1,726	2,089
Property and equipment, net	5,290	4,417
Intangible assets, net	60,644	61,951
Goodwill	59,248	57,173
Other assets	12,326	5,930

Total assets	$179,766	$185,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$6,892	$7,681
Customer deposits	1,869	1,224
Current portion of long-term debt and notes payable	396	287
Accrued liabilities	6,638	5,552
Deferred revenues and license fees	4,095	7,620

Total current liabilities	19,890	22,364
Long-term debt and notes payable, net of unamortized discount of $770 and $954	54,231	44,071
Other long-term liabilities	858	—
Deferred tax liability	15,046	14,856

Total liabilities	90,025	81,291

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 34,515,322 and 34,355,943 issued and outstanding	3,452	3,436
Additional paid-in capital	224,063	217,075
Other comprehensive loss	862	(744)
Accumulated deficit	(137,094)	(113,886)

Subtotal	91,283	105,881
Less treasury stock, 278,558 and 254,174 shares, at cost	(1,542)	(1,326)

Total stockholders’ equity	89,741	104,555

Total liabilities and stockholders’ equity	$179,766	$185,846

Progressive Gaming International Corporation

Installed Base Summary

	6/30/2006	3/31/2006	12/31/2005	09/30/05	06/30/05	03/31/05	12/31/04
Table Management (A)	—	—	—	—	—	—	—
Slot Management	54,100	53,700	49,700	48,500	47,900	45,200	42,000
Server-Based Wagering
- Sports (Rapid Bet Live)	12	—	—	—	—	—	—
Slot Games
Total Installed Base	3,145	3,150	3,132	3,571	3,820	4,148	4,462
Table Games
Total Installed Base	1,000	955	906	828	863	864	932

(A)	Will be replaced by Intelligent Table System installed base in future periods.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
(amounts in thousands except per share amounts)	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
Revenues:
Slot and table games	$3,827	$3,392	$8,388	$7,189	$8,115	$9,978	$10,758	$12,631
Interior signage	—	—	—	—	736	4,516	4,530	4,894
Systems	11,427	13,535	10,797	9,648	10,440	8,414	10,990	8,155

Total revenues	15,254	16,927	19,185	16,837	19,291	22,908	26,278	25,680

Cost of revenues:
Slot and table games	3,592	3,169	3,099	3,563	2,575	3,440	3,434	3,354
Interior signage	—	—	—	—	1,013	2,819	3,149	2,886
Systems	6,171	4,194	6,174	5,212	4,129	4,082	4,931	4,305

Total cost of revenues	9,763	7,363	9,273	8,775	7,717	10,341	11,514	10,545

Gross profit	5,491	9,564	9,912	8,062	11,574	12,567	14,764	15,135

Gross margin - %	36.0%	56.5%	51.7%	47.9%	60.0%	54.9%	56.2%	58.9%
Selling, general and administrative expense	12,381	11,474	8,098	7,497	7,066	5,991	7,218	7,643
Slot rent expense	—	—	—	—	—	—	55	94
Research and development	3,246	3,203	2,322	2,003	1,968	1,767	1,582	1,492
Depreciation & amortization	2,252	2,203	1,576	865	905	1,548	1,748	1,985
Net gain on disposition of non-core assets	—	—	—	—	(2,536)	—	—	—
Gain on sale of core intellectual property	—	—	—	(2,500)	—	—	—	—

	17,879	16,880	11,996	7,865	7,403	9,306	10,603	11,214

Operating income	(12,388)	(7,316)	(2,084)	197	4,171	3,261	4,161	3,921

Interest expense	(1,971)	(1,533)	(1,985)	(2,256)	(2,321)	(2,333)	(2,364)	(2,398)
Loss on early retirement of debt	—	—	(2,993)	—	—	—	—	—
Other income	—	—	218	76	37	29	99	66

Income (loss) before income tax provision	(14,359)	(8,849)	(6,844)	(1,983)	1,887	957	1,896	1,589
Income tax provision	—	—	—	—	—	—	74	—

Net income (loss)	$(14,359)	$(8,849)	$(6,844)	$(1,983)	$1,887	$957	$1,970	$1,589

Weighted average common shares:
Basic	34,439	34,387	30,662	24,507	23,287	22,567	21,878	21,830

Diluted	34,439	34,387	30,662	24,507	25,988	25,491	23,601	22,006

Earnings (loss) per share:
Basic	$(0.42)	$(0.26)	$(0.22)	$(0.08)	$0.08	$0.04	$0.09	$0.07

Diluted	$(0.42)	$(0.26)	$(0.22)	$(0.08)	$0.07	$0.04	$0.09	$0.07

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

PRO FORMA

EXCLUDING INTERIOR SIGN DIVISION

	Three months ended
(amounts in thousands except per share amounts)	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
Revenues:
Slot and table games	$3,827	$3,392	$8,388	$7,189	$8,115	$9,978	$10,758	$12,631
Systems	11,427	13,535	10,797	9,648	10,440	8,414	10,990	8,155

Total revenues	15,254	16,927	19,185	16,837	18,555	18,392	21,748	20,786

Cost of revenues:
Slot and table games	3,592	3,169	3,099	3,563	2,575	3,440	3,434	3,354
Systems	6,171	4,194	6,174	5,212	4,129	4,082	4,931	4,305

Total cost of revenues	9,763	7,363	9,273	8,775	6,704	7,522	8,365	7,659

Gross profit	5,491	9,564	9,912	8,062	11,851	10,870	13,383	13,127
Gross margin - %	36.0%	56.5%	51.7%	47.9%	63.9%	59.1%	61.5%	63.2%
Selling, general and administrative expense	12,381	11,474	8,098	7,497	6,863	4,915	6,144	6,599
Slot rent expense	—	—	—	—	—	—	55	94
Research and development	3,246	3,203	2,322	2,003	1,968	1,767	1,582	1,492
Depreciation & amortization	2,252	2,203	1,576	865	874	1,464	1,621	1,857
Net gain on disposition of non-core assets	—	—	—	—	(2,536)	—	—	—
Gain on sale of core intellectual property	—	—	—	(2,500)	—	—	—	—

	17,879	16,880	11,996	7,865	7,169	8,146	9,402	10,042

Operating income	(12,388)	(7,316)	(2,084)	197	4,682	2,724	3,981	3,085

Interest expense	(1,971)	(1,533)	(1,985)	(2,256)	(2,321)	(2,333)	(2,366)	(2,397)
Loss on early retirement of debt	—	—	(2,993)	—	—	—	—	—
Other income	—	—	218	76	37	29	99	63

Income (loss) before income tax provision	(14,359)	(8,849)	(6,844)	(1,983)	2,398	420	1,714	751
Income tax provision	—	—	—	—	—	—	74	—

Net income (loss)	$(14,359)	$(8,849)	$(6,844)	$(1,983)	$2,398	$420	$1,788	$751

Weighted average common shares:
Basic	34,439	34,387	30,662	24,507	23,287	22,567	21,878	21,830

Diluted	34,439	34,387	30,662	24,507	25,988	25,491	23,601	22,006

Earnings (loss) per share:
Basic	$(0.42)	$(0.26)	$(0.22)	$(0.08)	$0.10	$0.02	$0.08	$0.03

Diluted	$(0.42)	$(0.26)	$(0.22)	$(0.08)	$0.09	$0.02	$0.08	$0.03

Note: The above amounts reflect the historical operating results of the Company, excluding the historical operating results of the interior sign division (which do not include allocations of certain operating expenses and interest expense for services provided to the interior sign division by the Company.)